Exhibit 99.1

Sound Financial Bancorp, Inc. Reports Net Income of $1.8 Million for
Third Quarter 2018
Board Declares Quarterly Cash Dividend of $0.14 per share

Seattle, Wash., October 26, 2018 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.8 million for the quarter ended September 30, 2018, or diluted earnings per share of $0.71, as compared to net income of $2.0 million, or diluted earnings per share of $0.77 for the quarter ended June 30, 2018 and $1.2 million, or diluted earnings per share of $0.48, for the quarter ended September 30, 2017.

The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.14 per share, payable on November 21, 2018 to stockholders of record as of the close of business on November 7, 2018.

"This quarter we continued to achieve significant loan growth, particularly in our higher yielding commercial and multifamily and floating home loan portfolios." said Laurie Stewart, President and CEO of the Company and the Bank. "We also continue to maintain our strong net interest margin despite a rising interest rate environment as our noninterest-bearing deposits continue to grow," concluded Ms. Stewart.

Highlights for the quarter ended September 30, 2018 include:

●	Loans held for portfolio increased 4.5% to $617.2 million at September 30, 2018, from $590.8 million at June 30, 2018, and increased 16.9% from $528.2 million at September 30, 2017;
●
Total deposits increased 0.1% to $539.8 million at September 30, 2018, from $539.4 million at June 30, 2018, and increased 2.9% from $524.8 million at September 30, 2017. Non-interest bearing deposits totaled 18.5% of total deposits at September 30, 2018, compared to 15.7% at June 30, 2018 and 14.6% at September 30, 2017;

●	Total assets increased 4.2% to $715.3 million at September 30, 2018, from $686.2 million at June 30, 2018 and increased 14.9% from $622.5 million at September 30, 2017;
●
Net interest income remained stable, decreasing slightly by $44,000 or 0.6% to $6.9 million for the quarter ended September 30, 2018, compared to the quarter ended June 30, 2018, and increased 11.5% from $6.2 million for the quarter ended September 30, 2017;

●	Net interest margin ("NIM") remained unchanged at 4.24% for both the quarters ended September 30, 2018 and June 30, 2018 and decreased from 4.35% for the quarter ended September 30, 2017;
●
Nonperforming assets increased $468,000, or 17.7%, to $3.1 million at September 30, 2018, from $2.6 million at June 30, 2018 and decreased $1.4 million, or 31.4%, from $4.5 million at September 30, 2017; and

●	Provision for loan losses was $250,000 for the quarter ended September 30, 2018, compared to $150,000 for the quarter ended June 30, 2018 and $250,000 for the quarter ended September 30, 2017.

The Bank continued to maintain capital levels in excess of the regulatory requirements and was categorized as "well-capitalized" at September 30, 2018.

Operating Results

Net interest income remained stable, decreasing slightly by $44,000, or 0.6%, to $6.9 million for the quarter ended September 30, 2018, compared to the quarter ended June 30, 2018 and increased $711,000, or 11.5% from $6.2 million for the quarter ended September 30, 2017. The change from the prior quarter and the same quarter one year ago was primarily as a result of higher interest income partially offset by an increase in interest expense.

Interest income increased $147,000, or 1.8%, to $8.3 million for the third quarter of 2018, compared to $8.2 million for the second quarter of 2018 and increased $1.2 million, or 17.6%, from $7.1 million for the third quarter of 2017. Interest income on loans increased $1.2 million for the quarter ended September 30, 2018, compared to the same period in 2017 and increased $33,000 from the quarter ended June 30, 2018. The increase in interest income on loans from both periods was due to higher average loan balances, as loan originations exceeded loan repayments during the periods, and higher average loan yields. The average loans held for portfolio balance was $604.9 million for the quarter ended September 30, 2018 compared to $576.7 million for the quarter ended June 30, 2018 and $516.8 million for the quarter ended September 30, 2017. The average yield on loans held for portfolio was 5.37% for the quarter ended September 30, 2018 compared to 5.35% for the quarter ended June 30, 2018 and 5.29% for the quarter ended September 30, 2017. Interest income on the investment portfolio and cash and cash equivalents increased $144,000 during the third quarter of 2018 due to the rise in market interest rates during the last year compared to one year ago and increased $114,000 from the quarter ended June 30, 2018.

Interest expense increased $191,000, or 15.6%, to $1.4 million for the quarter ended September 30, 2018, compared to $1.2 million for the quarter ended June 30, 2018 and increased $533,000, or 60.6%, compared to $880,000 for the quarter ended September 30, 2017. The increase from the sequential quarter and the same period in 2017 was primarily due to the increase in the average balance and cost of FHLB borrowings. The average balance of borrowings increased $11.9 million, or 17.5%, to $79.8 million at September 30, 2018 from $67.9 million at June 30, 2018 and increased $58.2 million, or 269.7% from $21.6 million at September 30, 2017. The cost of borrowings increased to 2.20% for the quarter ended September 30, 2018 compared to 2.01% for the second quarter of 2018 and 1.33% for the third quarter of 2017. We utilize borrowings to supplement our deposits to support loan growth. The rise in the cost of borrowings resulted from the increase in the targeted federal funds rate over the past quarter and year. Interest expense on deposits increased $93,000 or 10.6%, to $974,000 for the quarter ended September 30, 2018, compared to $881,000 for the quarter ended June 30, 2018 and increased $166,000, or 20.6%, from $808,000 for the quarter ended September 30, 2017. The increase in deposit expense was driven by both the rise in the average balance of deposits as well as the cost of deposits. The average cost of deposits was 0.72% for the quarter ended September 30, 2018, compared to 0.67% for the second quarter of 2018 and 0.63% for the third quarter of 2017.

The net interest margin remained unchanged at 4.24% for the quarter ended September 30, 2018, compared to the quarter ended June 30, 2018 and decreased from 4.35% for the quarter ended September 30, 2017. The decrease from prior year was due to higher funding costs as a result of an increase in the average cost and balance of both deposits and FHLB borrowings.

We recorded a provision for loan losses of $250,000 for the quarter ended September 30, 2018, compared to $150,000 for the quarter ended June 30, 2018 and $250,000 for the quarter ended September 30, 2017. The increase in the provision for the quarter ended September 30, 2018 from the linked quarter was primarily due to an increase in loans held for portfolio, which increased 4.5% from the second quarter of 2018, and to a lesser extent the increase in non-performing loans. While loans held for portfolio at September 30, 2018 increased 16.9% from the comparable quarter of  2017, non-performing loans declined $1.0 million or 28.3%, resulting in no change in the provision for the quarter ended September 30, 2018, compared to the same quarter in 2017.

Noninterest income increased $408,000, or 37.5%, to $1.5 million for the quarter ended September 30, 2018, compared to $1.1 million for the quarter ended June 30, 2018 and increased $672,000, or 81.4%, compared to $826,000 for the quarter ended September 30, 2017. The increase from the sequential quarter was primarily from the sale of certain securities, included in other noninterest income, and an increase in bank-owned life insurance income, partially offset by a decrease in mortgage servicing income. The increase from the same period in 2017 was a result of increases in service charges and fees, bank-owned life insurance income and in net gain on sale of loans.

Noninterest expense increased $467,000, or 8.6%, to $5.9 million for the quarter ended September 30, 2018, from $5.4 million for the quarter ended June 30, 2018 and increased $934,000, or 18.9%, from $4.9 million for the quarter ended September 30, 2017. The increases from quarter ended June 30, 2018 and September 30, 2017 were primarily due to higher salaries and benefits, regulatory assessments, data processing and operations expenses. Salaries and benefits expense increased $272,000 from sequential quarter primarily due to higher medical expenses. Salaries and benefits expense increased $550,000 compared to the third quarter of 2017 primarily due to an increase in the number of full-time equivalent employees as a result of the addition of our University Place branch and loan production office in Sequim in 2017. In addition, the percent of incentive bonuses paid out quarterly increased starting in January 2018, which also contributed to the period-over-period increase. Operations expense increased $82,000 from the quarter ended June 30, 2018, and increased $278,000 from the quarter ended September 30, 2017, primarily due to an increase in audit fees, professional fees and loan related expenses. For the quarter ended September 30, 2018, data processing expense increased $80,000 or 18.0% due to higher transaction volume and regulatory assessments increased $56,000 or 70.0% due to an increase in deposit insurance premiums reflecting our increased asset size compared to the same quarter a year ago.

The efficiency ratio for the quarter ended September 30, 2018 was 69.9%, compared to 67.3% for the quarter ended June 30, 2018 and 70.4% for the third quarter of 2017. The weakening of the efficiency ratio compared to prior quarter was primarily due to higher noninterest expense and a decrease in net interest income. The improvement in the efficiency ratio compared to the same quarter in 2017 was due primarily to an increase in noninterest income and net interest income.

The provision for income taxes decreased slightly for the third quarter of 2018, compared to the sequential quarter as a result of a decrease in income before taxes. The provision for income taxes decreased $159,000, or 26.4%, compared to the third quarter of 2017 as a result of the Tax Cuts and Jobs Act passed in December 2017, which reduced our federal corporate income tax rate from 35% to 21% beginning in January 2018.

Balance Sheet Review, Capital Management and Credit Quality

Total assets at September 30, 2018 were $715.3 million, compared to $686.2 million at June 30, 2018 and $622.5 million at September 30, 2017. The increase from both the sequential quarter and same quarter last year was primarily a result of an increase in loans held for portfolio. In addition, FHLB stock increased $1.0 million to $4.6 million at September 30, 2018, from $3.6 million at June 30, 2018 and increased to $2.8 million, from $1.8 million at September 30, 2017, as a result of our utilizing additional FHLB advances to fund loan growth.

Loans held for portfolio totaled $617.2 million at September 30, 2018, compared to $590.8 million at June 30, 2018 and $528.2 million at September 30, 2017. All loan categories experienced an increase as compared to the comparative prior periods other than commercial business, construction and land, and other consumer loans. The largest increases in the loan portfolio compared to the prior quarter were in commercial and multifamily, floating homes and one-to-four family loan portfolios. The commercial and multifamily loan portfolio increased $17.1 million, or 7.2%, to $254.1 million, the floating homes loan portfolio increased $7.7 million, or 23.0%, to $41.4 million, and the one-to-four family loan portfolio increased $4.1 million, or 2.5%, to $170.5 million. The largest increases in the loan portfolio compared to the year ago quarter were in the commercial and multifamily loan portfolio, which increased $52.6 million, or 26.1%, the floating homes loan portfolio, which increased $14.7 million, or 55.0%, and the one-to-four family loan portfolio, which increased $13.6 million, or 8.7%. At September 30, 2018, commercial and multifamily real estate loans were approximately 41.0% of total loans. One-to-four family loans, including home equity loans, were approximately 32.1% of total loans. Consumer loans, consisting of manufactured homes, floating homes and other consumer loans were approximately 10.6% of total loans, construction and land loans were approximately 9.8% of total loans and commercial business loans were approximately 6.4% of total loans at September 30, 2018.

Cash and cash equivalents increased $2.9 million, or 4.81%, to $62.3 million at September 30, 2018, compared to $59.4 million at June 30, 2018 and increased $1.6 million or 2.71% from $60.7 million at September 30, 2017.

Deposits increased $416,000, or 0.1%, to $539.8 million at September 30, 2018, compared to $539.4 million at June 30, 2018 and increased $15.0 million, or 2.9%, compared to $524.8 million at September 30, 2017. The increase in deposits during  the third quarter of 2018 compared to the sequential quarter reflects our continued focus on generating low cost deposits to fund our loan growth. The increase in deposits in the third quarter of 2018 compared to the same quarter last year was the result of organic growth and $14.5 million in deposits assumed as a result of the purchase of our University Place branch in 2017. FHLB borrowings increased to $96.5 million at September 30, 2018, compared to $71.0 million at June 30, 2018 and increased $68.5 million from $28.0 million at September 30, 2017.

Nonperforming assets ("NPAs"), which are comprised of non-accrual loans, nonperforming troubled debt restructurings ("TDRs"), other real estate owned ("OREO") and other repossessed assets, increased $468,000 to $3.1 million at September 30, 2018, from $2.6 million at June 30, 2018, and decreased $1.4 million from $4.5 million at September 30, 2017. NPAs to total assets were 0.44%, 0.39% and 0.73% at September 30, 2018, June 30, 2018 and September 30, 2017, respectively.

The following table summarizes our NPAs (dollars in thousands, unaudited):

	September 30, 2018		June 30, 2018		September 30, 2017
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Nonperforming Loans:
One-to-four family	$869	27.9%	$986	37.3%	$2,192	48.3%
Home equity loans	384	12.3	391	14.8	700	15.4
Commercial and multifamily	539	17.3	192	7.3	206	4.6
Construction and land	80	2.6	79	3.0	49	1.1
Manufactured homes	223	7.2	182	6.9	133	2.9
Commercial business	417	13.4	204	7.7	223	4.9
Total nonperforming loans	2,512	80.7	2,034	76.9	3,503	77.2
OREO and Other Repossessed Assets:
One-to-four family	—	—	—	—	422	9.4
Commercial and multifamily	600	19.3	600	22.7	600	13.2
Manufactured homes	—	—	10	0.4	10	0.2
Total OREO and repossessed assets	600	19.3	610	23.1	1,032	22.8
Total nonperforming assets	$3,112	100.0%	$2,644	100.0%	$4,535	100.0%

The following table summarizes the allowance for loan losses (dollars in thousands, unaudited):

	For the Quarter Ended:
	September 30,	June 30,	September 30,
	2018	2018	2017
Allowance for Loan Losses
Balance at beginning of period	$5,503	$5,328	$4,835
Provision for loan losses during the period	250	150	250
Net (charge-offs)/recoveries during the period	(5)	25	(94)
Balance at end of period	$5,748	$5,503	$4,991

Allowance for loan losses to total loans	0.93%	0.93%	0.94%
Allowance for loan losses to total nonperforming loans	228.84%	270.55%	142.48%

The increase in the allowance for loan losses at September 30, 2018, compared to the prior quarter and the same period a year ago was due to an increase in the balance of the loan portfolio. Total loans at September 30, 2018, increased $26.5 million, or 4.5%, and $89.0 million, or 16.9%, compared to June 30, 2018, and September 30, 2017, respectively. Net loan charge-offs during the third quarter of 2018 totaled $5,000 compared to net recoveries of $25,000 for the second quarter of 2018 and net charge-offs of $94,000 for the third quarter of 2017.

The allowance for loan losses to total loans held for portfolio remained unchanged at 0.93% for both the quarters ended September 30, 2018 and June 30, 2018 and decreased slightly from 0.94% for the quarter ended September 30, 2017. The decline in the ratio from a year ago reflects the improvement in the credit quality of our portfolio over the last year. The allowance for loan losses as a percent of nonperforming loans decreased to 228.8% at September 30, 2018 compared to 270.6% at June 30, 2018 and increased from 142.5% at September 30, 2017.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow, and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with two Loan Production Offices, one located in the Madison Park neighborhood of Seattle and one located in Sequim, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: changes in general and local economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended:
	September 30, 2018	June 30, 2018	September 30, 2017	Sequential Quarter Change	Year over Year Change
Annualized return on average assets	1.04%	1.16%	0.81%	(10.24)%	28.66%
Annualized return on average equity	10.52%	11.57%	7.68%	(9.07)%	37.01%
Annualized net interest margin	4.24%	4.24%	4.35%	0.0	(5.23)%
Annualized efficiency ratio	69.92%	67.28%	70.39%	3.93%	(0.67)%

PER COMMON SHARE DATA
(Shares in thousands, unaudited)

	At or For the Quarter Ended:
	September 30, 2018	June 30, 2018	September 30, 2017	Sequential Quarter % Change	Year over Year % Change
Basic earnings per share	$0.73	$0.79	$0.49	(7.6)%	49.0%
Diluted earnings per share	$0.71	$0.77	$0.48	(7.8)	47.9
Weighted-average basic shares outstanding	2,503	2,489	2,507	0.5	(0.2)
Weighted-average diluted shares outstanding	2,570	2,561	2,562	0.3	0.3
Common shares outstanding at period-end	2,540	2,540	2,510	0.0	1.2
Book value per share	$27.61	$26.96	$25.24	2.4%	9.4%

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended:
	September 30, 2018	June 30, 2018	September 30, 2017	Sequential Quarter % Change	Year over Year % Change
Interest income	$8,310	$8,163	$7,066	1.8%	17.6%
Interest expense	1,413	1,222	880	15.6	60.6
Net interest income	6,897	6,941	6,186	(0.6)	11.5
Provision for loan losses	250	150	250	66.7	—
Net interest income after provision for loan losses	6,647	6,791	5,936	(2.1)	12.0
Noninterest income:
Service charges and fee income	504	461	439	9.3	14.8
Earnings on cash surrender value of bank-owned life insurance	149	80	82	86.7	82.1
Mortgage servicing income	22	206	18	(89.3)	22.2
Net gain on sale of loans	333	343	287	(2.8)	16.1
Other income	490	—	—	nm	nm
Total noninterest income	1,498	1,090	826	37.5	81.4
Noninterest expense:
Salaries and benefits	3,327	3,055	2,777	8.9	19.8
Operations	1,280	1,198	1,002	6.8	27.7
Regulatory assessments	136	91	80	49.5	70.0
Occupancy	588	573	520	2.6	13.1
Data processing	528	461	448	14.6	18.0
Net loss and expenses on OREO and repossessed assets	11	25	109	(57.7)	(90.3)
Total noninterest expense	5,870	5,403	4,936	8.6	18.9
Income before provision for income taxes	2,275	2,478	1,826	(8.2)	24.6
Provision for income taxes	445	512	604	(13.1)	(26.4)
Net income	$1,830	$1,966	$1,222	(6.9)%	49.8%

nm = not meaningful

CONSOLIDATED INCOME STATEMENT
(Dollars in thousands, unaudited)

	Nine Months Ended
	September 30, 2018	September 30, 2017	Year over Year % Change
Interest income	$23,965	$20,174	18.8%
Interest expense	3,658	2,437	50.1
Net interest income	20,307	17,737	14.5
Provision for loan losses	500	250	100.0
Net interest income after provision for loan losses	19,807	17,487	13.3
Noninterest income:
Service charges and fee income	1,426	1,442	(1.1)
Increase in cash surrender value of life insurance	308	245	25.8
Mortgage servicing income	447	399	12.0
Gain on sale of loans	1,008	720	40.0
Other income	490	—	nm
Total noninterest income	3,679	2,806	31.1
Noninterest expense:
Salaries and benefits	9,523	8,130	17.1
Operations	3,718	3,052	21.8
Regulatory assessments	328	340	(3.6)
Occupancy	1,636	1,415	15.6
Data processing	1,442	1,293	11.6
Net loss and expenses on OREO and repossessed assets	62	123	(49.4)
Total noninterest expense	16,709	14,353	16.4
Income before provision for income taxes	6,777	5,940	14.1
Provision for income taxes	1,380	2,001	(31.0)
Net income	$5,397	$3,939	37.0%

nm = not meaningful

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	September 30, 2018	June 30, 2018	September 30, 2017	Sequential Quarter % Change	Year over Year % Change
ASSETS
Cash and cash equivalents	$62,292	$59,434	$60,651	4.8%	2.7%
Available-for-sale securities, at fair value	5,011	5,118	5,688	(2.1)	(11.9)
Loans held-for-sale	695	721	296	(3.6)	134.8
Loans held for portfolio	617,230	590,756	528,208	4.5	16.9
Allowance for loan losses	(5,748)	(5,503)	(4,991)	4.5	15.2
Total loans held for portfolio, net	611,482	585,253	523,217	4.5	16.9
Accrued interest receivable	2,204	2,224	1,943	(0.9)	13.4
Bank-owned life insurance, net	13,304	13,155	12,602	1.1	5.6
Other real estate owned ("OREO") and other repossessed assets, net	600	610	1,032	(1.6)	(41.9)
Mortgage servicing rights, at fair value	3,447	3,582	3,370	(3.8)	2.3
Federal Home Loan Bank ("FHLB") stock, at cost	4,634	3,614	1,825	28.2	153.9
Premises and equipment, net	7,255	7,474	7,338	(2.9)	(1.1)
Other assets	4,399	5,038	4,574	(12.7)	(3.8)
TOTAL ASSETS	$715,323	$686,223	$622,536	4.2	14.9
LIABILITIES
Interest-bearing deposits	$439,923	$454,703	$448,291	(3.2)	(1.8)
Noninterest-bearing deposits	99,909	84,713	76,526	17.7	30.3
Total deposits	539,832	539,416	524,817	0.1	2.9
Borrowings	96,500	71,000	28,000	35.9	244.6
Accrued interest payable	93	82	68	13.4	36.8
Other liabilities	7,636	6,766	5,241	12.9	45.7
Advance payments from borrowers for taxes and insurance	1,132	476	1,066	137.8	6.2
TOTAL LIABILITIES	645,193	617,740	559,192	4.4	15.4
STOCKHOLDERS' EQUITY:
Common stock	—	25	25	0.0	0.0
Additional paid-in capital	25,548	25,371	24,297	0.7	5.2
Unearned shares – Employee Stock Ownership Plan ("ESOP")	(369)	(397)	(683)	(7.1)	(46.0)
Retained earnings	44,879	43,405	39,558	3.4	13.5
Accumulated other comprehensive income, net of tax	72	79	147	(8.5)	(50.8)
TOTAL STOCKHOLDERS' EQUITY	70,130	68,483	63,344	2.4	10.7
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$715,323	$686,223	$622,536	4.2%	14.9%

LOANS
(Dollars in thousands, unaudited)

	September 30, 2018	June 30, 2018	September 30, 2017	Sequential Quarter % Change	Year over Year % Change
Real estate loans:
One-to-four family	$170,509	$166,390	$156,871	2.5%	8.7%
Home equity	28,525	25,954	29,129	9.9	(2.1)
Commercial and multifamily	254,051	236,915	201,411	7.2	26.1
Construction and land	60,877	62,704	54,921	(2.9)	10.8
Total real estate loans	513,962	491,963	442,332	4.5	16.2
Consumer Loans:
Manufactured homes	19,448	18,295	16,864	6.3	15.3
Floating homes	41,377	33,643	26,699	23.0	55.0
Other consumer	5,025	5,642	5,032	(10.9)	(0.1)
Total consumer loans	65,850	57,580	48,595	14.4	35.5
Commercial business loans	39,681	43,119	39,158	(8.0)	1.3
Total loans	619,493	592,662	530,085	4.5	16.9
Less:
Deferred fees	(2,263)	(1,906)	(1,877)	18.7	20.6
Allowance for loan losses	(5,748)	(5,503)	(4,991)	4.5	15.2
Total loans held for portfolio, net	$611,482	$585,253	$523,217	4.5%	16.9%

DEPOSITS
(Dollars in thousands, unaudited)

	September 30, 2018	June 30, 2018	September 30, 2017	Sequential Quarter % Change	Year over Year % Change
Noninterest-bearing	$99,909	$84,713	$75,535	18.1%	32.4%
Interest-bearing	167,158	186,691	179,459	(10.5)	(6.9)
Savings	51,829	51,031	47,117	1.6	10.0
Money market	47,694	49,378	59,090	(3.4)	(19.3)
Certificates	173,141	167,603	163,616	3.3	5.8
Total deposits	$539,832	$539,416	$524,817	0.1%	2.9%

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended:
	September 30, 2018	June 30, 2018	September 30, 2017	Sequential Quarter % Change	Year over Year % Change
Nonaccrual loans	$2,384	$1,882	$2,100	26.7%	13.5%
Nonperforming TDRs	128	152	1,403	(15.8)	(90.9)
Total nonperforming loans	2,512	2,034	3,503	23.5	(28.3)
OREO and other repossessed assets	600	610	1,032	(1.6)	(41.9)
Total nonperforming assets	$3,112	$2,644	$4,535	17.7	(31.4)
Performing TDRs on accrual	$3,525	$3,325	$2,226	6.0	58.4
Net (charge-offs)/recoveries during the quarter	(5)	25	(94)	80.0	(94.7)
Provision for loan losses during the quarter	250	150	250	66.7	0.0
Allowance for loan losses	5,748	5,503	4,991	4.5	15.2
Allowance for loan losses to total loans	0.93%	0.93%	0.94%	0.0	(1.4)
Allowance for loan losses to total nonperforming loans	228.84%	270.55%	142.48%	(15.4)	60.6
Nonperforming loans to total loans	0.41%	0.34%	0.66%	18.2	(38.6)
Nonperforming assets to total assets	0.44%	0.39%	0.73%	12.9%	(40.3)%

OTHER PERIOD-END STATISTICS
(Dollars in thousands, unaudited)

	September 30, 2018	June 30, 2018	September 30, 2017	Sequential Quarter Change	Year over Year Change
Sound Community Bank:
Loan to deposit ratio	114.47%	109.65%	100.70%	4.4%	13.7%
Noninterest-bearing deposits / total deposits	18.47%	15.70%	14.58%	17.6%	26.7%

Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$700,889	$670,053	$602,095	43.4%	16.4%
Average total equity for the quarter	$69,562	$67,945	$63,634	2.4%	9.3%

Media:	Financial:
Laurie Stewart	Daphne Kelley
President/CEO	SVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305